EXHIBIT 99.1
                                                                    ------------

                                             NEWS RELEASE

                                    Contact: Richard N. Grubb, Executive
                                             Vice President and Chief Financial
                                             Officer or Robert A. Freece,
                                             Senior Vice President
                                             610/644-1300
FOR IMMEDIATE RELEASE


                 VISHAY REPORTS RESULTS FOR SECOND QUARTER 2003

MALVERN, PENNSYLVANIA - July 30, 2003 -


      o Sales for Second Quarter 2003 increased 17.5% to $538,103,000 compared to Second Quarter 2002; and improved sequentially over First Quarter 2003 sales of $532,127,000.

      o Bookings for Second Quarter 2003 increased 10.3% to $517,400,000 compared to Second Quarter 2002.

      o     Cash balance at June 30, 2003 was $362 million.

Dr. Felix Zandman, Chairman and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that sales for the quarter ended June 30, 2003 were $538,103,000, a 17.5% increase as compared to sales of $457,877,000 for the quarter ended June 30, 2002 and a sequential increase over sales of $532,127,000 for the quarter ended March 31, 2003. Net earnings for the quarter ended June 30, 2003 were $2,880,000 or $0.02 per share, compared with net earnings for the quarter ended June 30, 2002 of $15,617,000 or $0.10 per share and net earnings for the quarter ended March 31, 2003 of $6,848,000 or $0.04 per share. Net earnings for the June 2003 quarter included the effects of restructuring expenses of $12,258,000, or $0.05 per share on an after-tax basis, as compared with restructuring expenses of $1,907,000, or $0.01 per share on an after-tax basis for the June 2002 quarter.

Sales for the six months ended June 30, 2003 were $1,070,230,000 compared to sales of $892,017,000 for the six months ended June 30, 2002. Net earnings for the six months ended June 30, 2003 were $9,728,000 or $0.06 per share, compared with net earnings for the six months ended June 30, 2002 of $18,037,000 or $0.11 per share.

The book-to-bill ratio for the quarter ended June 30, 2003 for both Vishay's active and passive segments was 0.96. Backlog at June 30, 2003 was $420 million.

Commenting on the results for the second quarter of 2003, Dr. Zandman stated, "Although overall market conditions in the worldwide electronics market continue to be difficult, I am pleased that our sales improved sequentially. I also note that there was a sequential improvement in operating results before giving effect to restructuring charges. The sales increase for the quarter included $64 million of sales from the acquisition of BC components in December 2002 and a positive foreign exchange effect of $26 million. The sales for the quarter were negatively impacted in our semiconductor business by the general economic decline in Asia due to SARS. We hope that this slowdown in Asia is only temporary and that improved business levels will resume in future quarters. We are on track with the integration of BC components and the $70 million of cost savings related to this integration. Our integration of the Measurements Group is also proceeding well. Our financial position is strong and we continue to be confident in the prospects of our Company. We have been generating cash from operations during 2002 and we continue to do so during the first six months of 2003. Our cash position was $362 million at June 30, 2003. We believe that our strategy of a broad product line and opportunistic acquisitions has enabled us to weather these difficult times in the industry better than our competitors."

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at www.vishay.com.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, including synergies and cost savings, are forward-looking statements within safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: changes in the demand for, or in the mix of, the Company's products and services; recessionary trends in general or in the specific areas where the Company sells the bulk of its products; competitive pricing and other competitive pressures; changes in the pricing for new materials used by the Company, particularly tantalum and palladium; cancellation of a material portion of the orders in the Company's backlog; difficulties in expansion and/or new product development, including capacity constraints and skilled personnel shortages; changes in laws, including trade restrictions or prohibitions and the cancellation or reduction of government grants, tax benefits or other incentives; currency exchange rate fluctuations; labor unrest or strikes; underutilization of plants and factories in high labor cost regions and capacity constraints in low labor cost regions; the availability of acquisition opportunities on terms considered reasonable by the Company; and such other factors affecting the Company's operations, markets, products, services and prices as are set forth in its December 31, 2002 Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE: A conference call for investors will begin Wednesday July 30, 2003 at 11:00 a.m. eastern time. Participants can join the call by dialing 800-230-1074 (U.S. and Canada only). If you are outside the U.S. and Canada, the number you will need to use is 612-332-0107. The conference operator will require the two following pieces of information in order to admit you into the call: (1) Company Name - Vishay Intertechnology, Inc.; and (2) Moderators - Vishay Executives. A taped replay of the call will be available through 11:59 PM eastern time on Sunday, August 3, 2003. The phone number to hear the replay is 800-475-6701 (U.S. and Canada) or 320-365-3844 (if you are outside the U.S. and Canada). Refer to access code 692755 when calling to hear the recording. There will also be a live audio webcast of the conference call. This can be accessed directly from the investor relations section of the Vishay website (www.vishay.com).

                                       ###

VISHAY INTERTECHNOLOGY, INC. AND SUBSIDIARIES
Summary of Operations (In thousands, except per share amounts)
(Unaudited)

                                                                           Three Months Ended                     Six Months Ended
                                                                                 June 30,                            June 30,
                                                                          2003                2002                2003       2002
                                                                       ------------        -----------        -----------  --------
Net sales                                                                 $538,103           $457,877         $1,070,230   $892,017

                                                     GROSS PROFIT          123,299            107,565            241,809    194,502
                                                                             22.9%              23.5%              22.6%      21.8%


Selling, general, and administrative expenses                               95,882             75,677            192,544    150,337
Restructuring expense                                                       12,258              1,907             12,945      4,931
                                                                       ------------        -----------        -----------  --------

                                                 OPERATING INCOME           15,159             29,981             36,320     39,234
                                                                              2.8%               6.5%               3.4%       4.4%

                                        OTHER INCOME AND (EXPENSE):

Interest expense                                                            (9,464)            (7,081)           (19,465)   (13,990)
Minority interest                                                           (1,875)            (2,157)            (3,895)    (3,824)
Other                                                                          294                 80                937      2,629
                                                                       ------------        -----------        -----------  --------
                                                                           (11,045)            (9,158)           (22,423)   (15,185)

                                                                       ------------        -----------        -----------  --------

                                    EARNINGS  BEFORE INCOME TAXES            4,114             20,823             13,897     24,049

Income taxes                                                                 1,234              5,206              4,169      6,012
                                                                       ------------        -----------        -----------  --------

                                                     NET EARNINGS           $2,880            $15,617             $9,728    $18,037
                                                                       ============        ===========        ===========  ========
                                                                              0.5%               3.4%               0.9%       2.0%

Basic earnings per share                                                     $0.02              $0.10              $0.06      $0.11

Diluted earnings per share                                                   $0.02              $0.10              $0.06      $0.11

Weighted average shares outstanding - basic                                159,596            159,407            159,577    159,293

Weighted average shares outstanding - diluted                              160,145            161,306            160,076    160,938



